EXHIBIT 99.1

CDW Reports Record Fourth Quarter Sales and Excellent Profitability

Reinforces Power of Balanced Portfolio and Confidence in Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	% Chg.	Year Ended December 31, 2016	Year Ended December 31, 2015	% Chg.
Net Sales	$3,492.4	$3,418.4	2.2	$13,981.9	$12,988.7	7.6
Average Daily Sales[1]	56.3	54.3	3.8	55.0	51.1	7.6
Gross Profit	577.9	557.6	3.6	2,327.2	2,115.8	10.0
Net Income	103.2	89.3	15.6	424.4	403.1	5.3
Adjusted EBITDA[2]	273.7	257.5	6.3	1,117.3	1,018.5	9.7
Net Income per Diluted Share	$0.63	$0.52	20.4	$2.56	$2.35	9.0
Non-GAAP Net Income per Diluted Share[2]	$0.86	$0.73	18.2	$3.43	$2.93	16.9
[1] There were 62 and 63 selling days for the three months ended December 31, 2016 and 2015, respectively. There were 254 selling days for the twelve months ended December 31, 2016 and 2015.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Feb. 07, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced fourth quarter and full year 2016 results.  The company also announced approval by its Board of Directors of its quarterly cash dividend to be paid in March 2017.

"2016 was another year of strategic progress and strong financial performance, as we capitalized on market trends and delivered excellent profitability while continuing to invest in our future," said Thomas E. Richards, chairman and chief executive officer of CDW. "We achieved three key milestones in 2016.  First, we surpassed $1.5 billion in customer spend on workloads delivered via the cloud. Second, we surpassed $1 billion in customer spend on security solutions. Finally, we generated more than $75 million in customer spend from US and UK referrals stemming from our acquisition of CDW UK in August, 2015."

"Solid operating results were amplified by share repurchases and we delivered a 17 percent increase in 2016 non-GAAP net income per diluted share and record cash flow," said Ann E. Ziegler, CDW's chief financial officer. "We continue to expect to achieve our 2016 to 2018 annual medium term target of constant currency low double-digit non-GAAP earnings per share growth in 2017."

"In today's marketplace, our balance -- across customers, products and technologies and ability to capitalize on market trends will continue to serve us well," continued Richards.  "2016 results reinforce our confidence in our strategy and ability to continue to deliver sustainable, profitable growth and strong cash flows," said Richards.

“We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points on a constant currency basis in 2017. To accomplish this, we will maintain our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.16 per share, which is 49 percent higher than the prior year period, will be paid on March 10, 2017 to all stockholders of record as of the close of business on February 24, 2017.

Fourth Quarter of 2016 Highlights:

Total net sales in the fourth quarter of 2016 were $3,492 million, compared to $3,418 million in the fourth quarter of 2015, an increase of 2.2 percent. There were 62 selling days for the three months ended December 31, 2016 and 63 selling days for the three months ended December 31, 2015.  On an average daily basis, net sales increased 3.8 percent. On a constant currency basis, average daily sales growth, versus fourth quarter of 2015 was 5.0 percent. Unfavorable currency impact to net sales growth was 120 basis points, driven by the translation of the British pound to US dollar.  Prior to January 1, 2016, CDW Advanced Services was included in "Other" for financial reporting purposes. Effective January 1, 2016, CDW Advanced Services is included in our Corporate and Public segments, and prior periods presented have been recast to reflect this change. Fourth quarter performance included:

  Total Corporate segment net sales in the fourth quarter of 2016 were $1,810 million, or $29.2 million on an average daily sales basis up 2.5 percent over the fourth quarter of 2015. Corporate average daily sales results reflected a 1.3 percent increase to Medium and Large customers and a 9.0 percent increase to Small Business customers.

  Total Public segment net sales in the fourth quarter of 2016 were $1,332 million, or $21.5 million on an average daily sales basis, 4.6 percent higher than the fourth quarter of 2015. Public results were led by an average daily sales increase of 8.9 percent to Education customers. Average daily sales to Government customers increased 3.1 percent. Healthcare customers increased 3.0 percent.

  Net sales for CDW Canada and CDW UK, combined as “Other” for financial reporting purposes, were $350 million, or $5.6 million on an average daily sales basis, up 8.0% in the fourth quarter of 2016.

Gross profit for the fourth quarter of 2016 was $578 million, compared to $558 million the same period in 2015, representing an increase of 3.6 percent. Gross profit margin was 16.5 percent for the fourth quarter of 2016 versus 16.3 percent in the fourth quarter of 2015. The increase primarily reflected both a higher mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, and vendor partner funding. These increases were partially offset by unfavorable product margin.

Total selling and administrative expenses and advertising expense were $381 million in the fourth quarter of 2016, compared to $378 million in the fourth quarter of 2015, representing an increase of 0.8 percent. Coworker count was 8,516 as of December 31, 2016, compared to 8,465 as of December 31, 2015.

Interest expense was $34 million for the three months ended December 31, 2016 compared to $38 million in the fourth quarter of 2015 as mark-to-market gains on interest rate caps reduced interest expense. Long-term debt, including current maturities, of $3.2 billion, net of cash of $264 million, was $3.0 billion as of December 31, 2016 as compared to $3.2 billion as of December 31, 2015.

The effective tax rate for the fourth quarter of 2016 was 36.6 percent, which resulted in a tax expense of $60 million, compared to a 37.0 percent tax rate and tax expense of $52 million in the fourth quarter of 2015.

Net income was $103 million in the fourth quarter of 2016, compared to $89 million in the fourth quarter of 2015, representing an increase of 15.6 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, expenses related to non-cash equity compensation, certain debt refinancing costs and certain other items, was $140 million in the fourth quarter of 2016, compared to $124 million in the fourth quarter of 2015, representing an increase of 13.4 percent.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, and certain other items, was $274 million in the fourth quarter of 2016, compared to $257 million in the fourth quarter of 2015, representing an increase of 6.3 percent. Fourth quarter of 2016 Adjusted EBITDA margin was 7.8 percent, versus 7.5 percent for the fourth quarter of 2015.

Weighted average diluted shares outstanding were 163 million for the fourth quarter of 2016, compared to 170 million for the fourth quarter of 2015. Net income per diluted share for the quarter ended December 31, 2016 was $0.63, compared to $0.52 for the quarter ended December 31, 2015, representing an increase of 20.4 percent. Non-GAAP net income per diluted share for the quarter ended December 31, 2016 was $0.86, compared to $0.73 for the quarter ended December 31, 2015, representing an increase of 18.2 percent.

Full year 2016 Highlights:

Total net sales in 2016 were $13,982 million, compared to $12,989 million in 2015, an increase of 7.6 percent.  Total average daily sales in 2016 were $55 million, compared to $51 million in 2015, representing a 7.6 percent increase. There were 254 selling days in both 2016 and 2015. On a constant currency basis, net sales increased 8.3%.

Gross profit in 2016 was $2,327 million, compared to $2,116 million in 2015, representing an increase of 10.0 percent. Gross profit margin was 16.6 percent in 2016 versus 16.3 percent in 2015, primarily due to an increased mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, higher vendor partner funding and the incremental impact of CDW UK, which more than offset the impact of unfavorable product margin.

Total selling and administrative expenses and advertising expense were $1,508 million in 2016, compared to $1,374 million in 2015, representing an increase of 9.8 percent.

Interest expense decreased by $13 million to $147 million in 2016, compared to $160 million in 2015, primarily reflecting a lower average interest rate and mark-to-market gains on interest rate caps.

The effective tax rate in 2016 was 36.9 percent, which resulted in a tax expense of $248 million, compared to a 37.7 percent tax rate and tax expense of $244 million in 2015.

Net income was $424 million in 2016, compared to $403 million in 2015. Non-GAAP net income was $569 million in 2016, compared to $504 million in 2015, representing an increase of 13.0 percent. Net income in 2015 includes the impact of consolidating five months of CDW UK's financial results.

Adjusted EBITDA was $1,117 million in 2016, compared to $1,018 million in 2015, representing an increase of 9.7 percent. Adjusted EBITDA margin was 8.0 percent in 2016 and 7.8 percent in 2015.

Weighted average diluted shares outstanding were 166 million for the year ended December 31, 2016, compared to 172 million for the year ended December 31, 2015. The company repurchased a total of 9 million shares for $367 million during the year ended December 31, 2016. Net income per diluted share for the year ended December 31, 2016 was $2.56, compared to $2.35 for the year ended December 31, 2015, representing an increase of 9.0 percent. Non-GAAP net income per diluted share for the year ended December 31, 2016 was $3.43, compared to $2.93 for the year ended December 31, 2015, representing an increase of 16.9 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, general economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Non-GAAP net income, and consolidated net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business,  as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our medium term annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,500 coworkers. For the year ended December 31, 2016, the company generated net sales of nearly $14 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, February 7, 2017 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change(i)	2016	2015	% Change(i)

Net sales	$3,492.4	$3,418.4	2.2%	$13,981.9	$12,988.7	7.6%
Cost of sales	2,914.5	2,860.8	1.9	11,654.7	10,872.9	7.2

Gross profit	577.9	557.6	3.6	2,327.2	2,115.8	10.0

Selling and administrative expenses	336.1	338.5	(0.7)	1,345.1	1,226.0	9.7
Advertising expense	44.6	39.2	13.5	162.9	147.8	10.2
Income from operations	197.2	179.9	9.6	819.2	742.0	10.4

Interest expense, net	(33.9)	(38.4)	(11.8)	(146.5)	(159.5)	(8.1)
Net loss on extinguishments of long-term debt	—	—	—	(2.1)	(24.3)	(91.4)
Gain on remeasurement of equity investment	—	—	—	—	98.1	(100.0)
Other income (expense), net	(0.5)	0.2	nm*	1.8	(9.3)	nm*

Income before income taxes	162.8	141.7	14.9	672.4	647.0	3.9

Income tax expense	(59.6)	(52.4)	13.7	(248.0)	(243.9)	1.7

Net income	$103.2	$89.3	15.6%	$424.4	$403.1	5.3%

Net income per common share:
Basic	$0.64	$0.53	21.7%	$2.59	$2.37	9.6%
Diluted	$0.63	$0.52	20.4%	$2.56	$2.35	9.0%

Weighted-average shares outstanding:
Basic	160.1	168.5		163.6	170.3
Diluted	163.3	170.1		166.0	171.8

* Not meaningful

(i) There were 62 and 63 selling days for the three months ended December 31, 2016 and 2015, respectively. There were 254 selling days for the twelve months ended December 31, 2016 and 2015. On an average daily sales basis, Net sales increased 3.8 percent and 7.6 percent for the three and twelve months ended December 31, 2016, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated net sales growth on a constant currency basis for the three and twelve months ended December 31, 2016 and 2015 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Net income	$103.2	$89.3		$424.4	$403.1
Amortization of intangibles(i)	46.1	47.8		187.2	173.9
Non-cash equity-based compensation	11.1	11.2		39.2	31.2
Non-cash equity-based compensation related to equity investment(ii)	—	—		—	20.0
Net loss on extinguishments of long-term debt	—	—		2.1	24.3
Acquisition and integration expenses(iii)	1.1	1.5		7.3	10.2
Gain on remeasurement of equity investment(iv)	—	—		—	(98.1)
Other adjustments(v)	0.7	1.2		(5.4)	3.7
Aggregate adjustment for income taxes(vi)	(21.8)	(27.3)		(85.8)	(64.8)
Non-GAAP net income(vii)	$140.4	$123.7	13.4%	$569.0	$503.5	13.0%

GAAP net income per diluted share	$0.63	$0.52	20.4%	$2.56	$2.35	9.0%
Non-GAAP net income per diluted share	$0.86	$0.73	18.2%	$3.43	$2.93	16.9%
Shares used in computing GAAP and Non-GAAP net income per diluted share	163.3	170.1		166.0	171.8

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Represents the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the Company's acquisition.

(iii) Comprises expenses related to CDW UK.

(iv) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the Company's acquisition of CDW UK.

(v) Primarily includes the Company’s share of settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter during the twelve months ended December 31, 2016.  Also includes expenses related to the consolidation of office locations north of Chicago during the three months ended December  31, 2015 and the twelve months ended December 31, 2016 and 2015.

(vi) Aggregate adjustment for income taxes consists of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total Non-GAAP adjustments	$59.0	$61.8	$230.4	$165.2
Weighted-average statutory effective rate	36.0%	38.0%	36.0%	38.0%
Income tax	$(21.2)	$(23.5)	$(82.9)	$(62.8)
Deferred tax adjustment due to law changes	—	(4.0)	(1.5)	(4.0)
Stock compensation tax benefit related to the adoption of ASU 2016-09	(0.6)	—	(1.8)	—
Withholding tax expense on the unremitted earnings of our Canadian subsidiary	—	—	—	3.3
Non-deductible adjustments and other	—	0.2	0.4	(1.3)
Total aggregate adjustment for income taxes	$(21.8)	$(27.3)	$(85.8)	$(64.8)

(vii) Includes the impact of consolidating five months of CDW UK's financial results for the twelve months ended December 31, 2015.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016	% of Net sales	2015	% of Net sales	2016	% of Net sales	2015	% of Net sales

Net income	$103.2		$89.3		$424.4		$403.1
Depreciation and amortization	63.8		62.4		254.5		227.4
Income tax expense	59.6		52.4		248.0		243.9
Interest expense, net	33.9		38.4		146.5		159.5
EBITDA	260.5	7.5%	242.5	7.1%	1,073.4	7.7%	1,033.9	8.0%
Adjustments:
Non-cash equity-based compensation	11.1		11.2		39.2		31.2
Net loss on extinguishments of long-term debt	—		—		2.1		24.3
(Income) loss from equity investments(i)	(0.2)		(0.2)		(1.1)		10.1
Acquisition and integration expenses(ii)	1.1		1.5		7.3		10.2
Gain on remeasurement of equity investment(iii)	—		—		—		(98.1)
Other adjustments(iv)	1.2		2.5		(3.6)		6.9
Total adjustments	13.2		15.0		43.9		(15.4)
Adjusted EBITDA(v)	$273.7	7.8%	$257.5	7.5%	$1,117.3	8.0%	$1,018.5	7.8%

(i) Represents the Company's share of net income/loss from the Company's equity investments. The Company's 35% share of CDW UK's net loss for the twelve months ended December 31, 2015 includes the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the acquisition.

(ii) Comprises expenses related to CDW UK.

(iii) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the Company's acquisition of CDW UK.

(iv) Primarily includes the Company’s share of settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter during the twelve months ended December 31, 2016.  Also includes expenses related to the consolidation of office locations north of Chicago during the three months ended December  31, 2015 and the twelve months ended December 31, 2016 and 2015.

(v) Includes the impact of consolidating five months of CDW UK's financial results for the twelve months ended December 31, 2015.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	% Change	Average Daily % Change(i)	2016	2015	% Change	Average Daily % Change(i)
Consolidated Net sales, as reported	$3,492.4	$3,418.4	2.2%	3.8%	$13,981.9	$12,988.7	7.6%	7.6%
Foreign currency translation(ii)	—	(38.4)			—	(76.3)
Consolidated Net Sales on a Constant Currency Basis	$3,492.4	$3,380.0	3.3%	5.0%	$13,981.9	$12,912.4	8.3%	8.3%

(i) There were 62 and 63 selling days for the three months ended December 31, 2016 and 2015, respectively. There were 254 selling days for the twelve months ended December 31, 2016 and 2015.

(ii) Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year. Includes the impact of consolidating five months of CDW UK's financial results for the twelve months ended December 31, 2015.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2016	December 31, 2015
Assets	(unaudited)	(audited)

Current assets:
Cash and cash equivalents	$263.7	$37.6
Accounts receivable, net of allowance for doubtful accounts of $5.9, and $6.0, respectively	2,168.6	2,017.4
Merchandise inventory	452.0	393.1
Miscellaneous receivables	234.9	198.4
Prepaid expenses and other	118.9	144.3
Total current assets	3,238.1	2,790.8

Property and equipment, net	163.7	175.4
Goodwill	2,455.0	2,500.4
Other intangible assets, net	1,055.6	1,276.4
Other assets(i)	36.0	12.3
Total assets	$6,948.4	$6,755.3

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,072.9	$866.5
Accounts payable - inventory financing	580.4	439.6
Current maturities of long-term debt	18.5	27.2
Accrued expenses and other liabilities	608.9	554.0
Total current liabilities	2,280.7	1,887.3

Long-term liabilities:
Debt	3,215.9	3,232.5
Deferred income taxes(i)	369.2	469.6
Other liabilities	37.1	70.0
Total long-term liabilities	3,622.2	3,772.1

Total stockholders’ equity	1,045.5	1,095.9
Total liabilities and stockholders’ equity	$6,948.4	$6,755.3

(i) In the first quarter of 2016, the Company elected to early adopt ASU 2015-17 on a prospective basis. Under the ASU, all deferred taxes are required to be presented as noncurrent on the Consolidated Balance Sheet. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$1,516.6	$1,521.5	(0.3)%	1.3%
Small Business	293.0	273.1	7.3	9.0
Total Corporate(ii)	$1,809.6	$1,794.6	0.8%	2.5%

Public:
Government	$529.6	$522.0	1.5%	3.1%
Education	365.9	341.2	7.2	8.9
Healthcare	436.8	430.8	1.4	3.0
Total Public(ii)	$1,332.3	$1,294.0	3.0%	4.6%

Other(ii)	$350.5	$329.8	6.3%	8.0%

Total Net Sales	$3,492.4	$3,418.4	2.2%	3.8%

(i) There were 62 and 63 selling days for the three months ended December 31, 2016 and 2015, respectively.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

	Year Ended December 31,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$5,879.7	$5,875.3	0.1%	0.1%
Small Business	1,150.2	1,093.0	5.2	5.2
Total Corporate(ii)	$7,029.9	$6,968.3	0.9%	0.9%

Public:
Government	$1,863.7	$1,700.9	9.6%	9.6%
Education	2,018.3	1,818.8	11.0	11.0
Healthcare	1,707.4	1,663.9	2.6	2.6
Total Public(ii)	$5,589.4	$5,183.6	7.8%	7.8%

Other(ii)	$1,362.6	$836.8	62.8%	62.8%

Total Net Sales	$13,981.9	$12,988.7	7.6%	7.6%

(i) There were 254 selling days for the years ended December 31, 2016 and 2015.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015

Debt and Revolver Availability
Cash and cash equivalents	$263.7	$37.6
Total debt	3,234.4	3,259.7
Senior secured debt	1,552.1	1,586.6
Outstanding borrowings under Revolver	—	—
Borrowing base under ABL Revolver(i)	1,479.4	1,423.1
Revolver availability	777.3	916.8
Cash plus Revolver availability(ii)	1,041.0	954.4
Total net leverage ratio(iii)	2.7	3.0

Working Capital
Days of sales outstanding (DSO)(iv)	51	48
Days of supply in inventory (DIO)(iv)	12	13
Days of purchases outstanding (DPO)(iv)	(44)	(40)
Cash conversion cycle(iv)	19	21

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement. The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of CDW UK's results on a pro forma basis for 2015.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Year Ended December 31,
	2016	2015

Cash flows from operating activities	$604.0	$277.5

Capital expenditures	(63.5)	(90.1)
Acquisition of business, net of cash acquired	—	(263.8)
Other cash flows from investing activities	(2.4)	(0.5)
Cash flows from investing activities	(65.9)	(354.4)

Net change in accounts payable - inventory financing	143.6	95.9
Other cash flows from financing activities	(448.3)	(322.4)
Cash flows from financing activities	(304.7)	(226.5)

Effect of exchange rate changes on cash and cash equivalents	(7.3)	(3.5)
Net increase (decrease) in cash and cash equivalents	226.1	(306.9)
Cash and cash equivalents - beginning of period	37.6	344.5
Cash and cash equivalents - end of period	$263.7	$37.6

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(144.3)	$(154.6)
Cash paid for income taxes, net	$(329.2)	$(300.2)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)(ii)
(dollars in millions)
(unaudited)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Full Year 2016
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,410.7	$1,414.9	$1,489.0	$1,490.8	$1,463.5	$1,466.4	$1,516.6	$1,517.8	$5,879.7	$5,889.9
Small Business	281.6	277.4	290.2	288.4	285.4	282.5	293.0	291.8	1,150.2	1,140.0
Total Corporate	$1,692.3	$1,692.3	$1,779.2	$1,779.2	$1,748.9	$1,748.9	$1,809.6	$1,809.6	$7,029.9	$7,029.9

Public:
Government	$339.9	$339.9	$456.6	$456.6	$537.5	$537.5	$529.6	$529.6	$1,863.7	$1,863.7
Education	341.0	341.0	640.0	640.0	671.4	671.4	365.9	365.9	2,018.3	2,018.3
Healthcare	388.5	388.5	450.4	450.4	431.7	431.7	436.8	436.8	1,707.4	1,707.4
Total Public	$1,069.4	$1,069.4	$1,547.0	$1,547.0	$1,640.6	$1,640.6	$1,332.3	$1,332.3	$5,589.4	$5,589.4

Other	$355.0	$355.0	$338.4	$338.4	$318.7	$318.7	$350.5	$350.5	$1,362.6	$1,362.6

Total Net Sales	$3,116.7	$3,116.7	$3,664.6	$3,664.6	$3,708.2	$3,708.2	$3,492.4	$3,492.4	$13,981.9	$13,981.9

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,341.9	$1,336.9	$1,521.3	$1,517.9	$1,490.6	$1,499.6	$1,521.5	$1,524.2	$5,875.3	$5,878.6
Small Business	268.5	273.5	277.3	280.7	274.1	265.1	273.1	270.4	1,093.0	1,089.7
Total Corporate	$1,610.4	$1,610.4	$1,798.6	$1,798.6	$1,764.7	$1,764.7	$1,794.6	$1,794.6	$6,968.3	$6,968.3

Public:
Government	$294.2	$294.2	$390.8	$390.8	$493.9	$493.9	$522.0	$522.0	$1,700.9	$1,700.9
Education	345.4	345.4	548.9	548.9	583.3	583.3	341.2	341.2	1,818.8	1,818.8
Healthcare	377.6	377.6	448.8	448.8	406.7	406.7	430.8	430.8	1,663.9	1,663.9
Total Public	$1,017.2	$1,017.2	$1,388.5	$1,388.5	$1,483.9	$1,483.9	$1,294.0	$1,294.0	$5,183.6	$5,183.6

Other	$127.6	$127.6	$126.9	$126.9	$252.5	$252.5	$329.8	$329.8	$836.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

(i) Effective January 1, 2017, the CDW Small Business channel has become a separate operating segment. Segment information reported in 2016 and 2015 has been reclassified to conform to the new presentation beginning in Q1 2017.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in 2015 has been reclassified in the previously reported column to conform to the 2016 presentation.